Exhibit 99.1
FRED’S PHARMACY UNANIMOUSLY ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

MEMPHIS, Tenn. – June 28, 2017— Fred’s, Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ: FRED) today announced that its Board of Directors (the “Board”) unanimously adopted a short-term shareholder rights plan (the “Short-Term Rights Plan”), which will expire on September 25, 2017.

As a result of the recent increased trading volatility in the Company’s shares, and in anticipation of substantial trading activity related to the pendency of the Walgreens Boots Alliance, Inc. (“Walgreens”) (NASDAQ: WBA) and Rite Aid Corporation (“Rite Aid”) (NYSE: RAD) merger and the Company’s associated Asset Purchase Agreement with Walgreens and Rite Aid, the Board unanimously adopted the Short-Term Rights Plan to ensure that the Board remains in the best position to perform its fiduciary duties and enable all Fred’s Pharmacy shareholders to receive fair and equal treatment. The Short-Term Rights Plan is also designed to allow all Fred’s Pharmacy shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating its shareholders for such control or providing the Board sufficient time to make informed judgments.

The Short-Term Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly traded companies. It was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Short-Term Rights Plan, the Company is issuing one right for each share of common stock outstanding at the close of business on July 7, 2017.

Under the Short-Term Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company’s common stock. In that situation, each holder of a right (other than such acquiring person or group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock at a 50% discount. Any existing shareholder or group that has beneficial ownership of 10% or more of the Company’s common stock will be grandfathered at its current ownership level, but the rights will become exercisable if at any time after the announcement of the Rights Plan such shareholder or group increases its ownership of the common stock.

At any time after any person or group acquires beneficial ownership of 10% or more of the Company’s Class A common stock, the Board, at its option, may exchange each right (other than rights owned by such acquiring person or group which will have become void) in whole or in part, at an exchange ratio of one share of Class A common stock per outstanding right (subject to adjustment).

The rights will expire on September 25, 2017. The Company’s Board of Directors may redeem the rights for $0.01 per right at any time before an event that causes the rights to become exercisable.

Further details regarding the Short-Term Rights Plan are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on June 28, 2017.

Evercore is serving as financial advisor to the Company. Vinson & Elkins L.L.P. and Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. are serving as legal counsel.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores, including 14 franchised Fred’s Pharmacy locations, and three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Contacts
Fred’s Pharmacy
Rick Hans, 901-238-2232
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449